                                  EXHIBIT 99.1
                                                                 News

For Immediate Release	Contact:
July 27, 2011	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. TO BUILD A SATELLITE PCC PLANT IN INDIA FOR ABC PAPER LIMITED
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MTI’s Fifth Satellite Plant in India Since 2009
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NEW YORK, July 27—Minerals Technologies Inc. (NYSE: MTX) announced today that its wholly owned subsidiary, Specialty Minerals Inc., has entered into an agreement with ABC Paper Limited to build and operate a satellite precipitated calcium carbonate (PCC) plant at ABC Paper’s integrated  pulp and paper mill at Saila Khurd located in the northern India state of Punjab. ABC Paper Limited is a Mumbai stock exchange-listed company controlled by the widely known and respected Khaitan family. The company has more than 30 years of papermaking history in India.
The satellite PCC plant, which will produce about 25,000 metric tons of PCC a year and is expected to become operational in the third quarter of 2012, will be wholly owned and operated by Specialty Minerals’ Indian subsidiary, Minerals Technologies India Private Ltd.
“We are very pleased to enter this partnership with ABC Paper Ltd., which is recognized for its leadership in producing environmentally friendly printing and writing papers,” said Joe Muscari, chairman and chief executive officer. “Minerals Technologies has seen its growth in India accelerate as consolidation and expansion takes place and the valuations of Indian paper producers have increased. This agreement marks our fifth satellite PCC plant in India, making us the PCC leader in that country, and we believe that our new PCC-enabling technologies like our Fulfill™ products will help create more value for our new customers there.”

ABC Paper is a leading producer of agro fiber-based printing and writing papers. The company’s pulp and paper mill began operations in 1980 after developing its mill complex in a rural agricultural area. ABC paper’s ongoing use of waste agricultural grasses as the primary fiber source for its high-quality papers, and production of a biopolymer lignin base from another onsite satellite venture, places it in near the top of a category of environmentally conscious paper producers.
ABC Paper Ltd. enjoys a strong customer base across India for of its range of writing and printing papers. The paper company has its own distribution network contributing to more than 90 percent of its sales, and these 80-plus distributors across India give it one of the stronger distribution networks. This customer service is coupled with known brands and differentiation based on quality. Brands include ABC Gold, ABC Sapphire, Pearl White and Blue Diamond. The recent introduction of PCC into the market is also strongly driving ABC to improve its paper quality.
In 2010, ABC completed a multi-year expansion project that more than doubled its papermaking output, with the high point being the startup of the new paper machine 4.
   PCC is a specialty pigment for filling and coating high-quality paper. By making use of PCC as a replacement for more expensive pulp, customers like ABC Paper are able to produce brighter, higher quality paper at lower cost. Minerals Technologies originated the satellite concept for making and delivering PCC on-site at paper mills and the concept was a major factor in revolutionizing North American papermaking from an acid to an alkaline-based technology. Minerals Technologies constructed its first PCC satellite plant in 1986. Today, the company has 57 satellite plants in operation or under construction around the world and continues to lead the industry with consistent quality and technical innovation.
Minerals Technologies Inc. is a global resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company manages its resources, operations, capital, and business opportunities in a sustainable manner. Total sales for the company were $1 billion for 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/

                                                                                                                                 Exhibit 99.2
                   News

For Immediate Release	Contact:
July 28, 2011	Rick B. Honey
(212) 878-1831

MINERALS TECHNOLOGIES INC. SIGNS COMMERCIAL AGREEMENT WITH PHOENIX PULP & PAPER PUBLIC CO. LTD. OF THAILAND TO DEPLOY FULFILL™ E-325 PCC PRODUCT FOR HIGH-FILLER LOADING
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Novel High-Filler Technology Will Provide This Papermaker Significant Cost Savings
By Increasing PCC Filler Usage 20%
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NEW YORK, July 28—Minerals Technologies Inc., (NYSE: MTX) announced today that it has signed a commercial agreement with Phoenix Pulp & Paper Public Co. Ltd., to provide Fulfill™ E-325,  a new, high-filler product under the Fulfill™ technology platform at a paper mill in Nam Phong, Thailand.
This agreement confirms the commercial progress of what Minerals Technologies has branded Fulfill™, a portfolio of high-filler technologies that offers papermakers a variety of efficient, flexible solutions that decreases dependency on natural fiber and reduces costs. Fulfill™ E-325 allows papermakers to increase loading levels of precipitated calcium carbonate (PCC) by three to five points, which replaces higher cost pulp, and increases PCC usage by up to 25 percent.
“We are very pleased that Phoenix Pulp & Paper Public Company Limited will be using this new technology that will allow them to produce higher quality paper at lower cost,” said Joseph C. Muscari, chairman and chief executive officer. “This agreement further illustrates that the revitalization of our new product pipeline and resultant commercializations is beginning to gain traction, and of our on-going commitment to advance our technology leadership throughout each of our global markets.”

“Phoenix Pulp & Paper Public Company Limited is our latest customer to sign a commercial agreement for Fulfill™ E-325, which is tailored for specific operational parameters at different papermakers depending on their individual needs,” said D.J. Monagle, senior vice president and managing director, Paper PCC. “We are continuing to trial the product—along with the other products under the Fulfill™ brand platform—and are actively engaged with 19 paper mill sites for E-325 deployment.”
PCC is a specialty pigment for filling and coating high-quality paper. By substituting Minerals Technologies’ PCC for more expensive wood fiber, customers are able to produce brighter, higher quality paper at lower cost. In 1986, Minerals Technologies originated the satellite concept for making and delivering PCC on-site at paper mills and the concept was a major factor in revolutionizing papermaking in North America. Today, the company has 57 satellite plants in operation or under construction around the world and continues to lead the industry with consistent quality and technical innovation.

Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. The company recorded sales of $1.0 billion in 2010.
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For further information about Minerals Technologies Inc. look on the internet at http://www.mineralstech.com/
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